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                                     FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Kramer,                             Edward                E.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                               2480 Honeycomb Way
--------------------------------------------------------------------------------
                                    (Street)

   Duluth                              GA                   30096
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     03/25/00
________________________________________________________________________________
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

SyCoNet.com, Inc. -- SYCD
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
common stock                             30,000                      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date         Expira-                              Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-        tion                                 of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable      Date          Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
options                  5/31/98      5/31/03       common stock           15,000       $ .01            D
------------------------------------------------------------------------------------------------------------------------------------
options                  1/3/00       1/3/10        common stock           15,000       $1.02            D
------------------------------------------------------------------------------------------------------------------------------------
options                  12/31/01*    12/31/11      common stock          200,000       $ .51            D
------------------------------------------------------------------------------------------------------------------------------------
options                  12/31/99     12/31/09      common stock          200,000       $ .51            D
------------------------------------------------------------------------------------------------------------------------------------
options                  12/31/02**   12/31/12      common stock           45,000       $1.23            D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

* These options vest at the rate of 1/8 per quarter for two years commencing first quarter 2000.

** These options vest at the rate of 1/12 per quarter for three years commencing first quarter 2000.




/s/ Edward E. Kramer                                             3/23/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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